UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 12, 2010, Portland General Electric Company (PGE or the Company) received an order from the Public Utility Commission of Oregon (OPUC) that granted the recovery of 50 percent of the $26.4 million of deferred excess replacement power costs associated with the forced outage of the Company’s Boardman coal plant from November 18, 2005 through February 5, 2006. PGE had deferred such costs in accordance with an order issued by the OPUC on February 12, 2007, with amortization of the deferral to be determined in a future ratemaking proceeding that would include a prudency review of the Company’s actions with respect to the outage and the acquisition of replacement power. Such review has now been completed.

The OPUC concluded that a partially unsecured bearing pedestal was one of several factors that resulted in the outage. As a result, the OPUC concluded that partial recovery of the replacement power costs was warranted.

In its order, the OPUC authorized the collection of $13.2 million (plus interest through the date of the order of approximately $5.3 million) of the deferred amount. Such collection will be offset with certain credits currently owed customers related to accrued savings on prior decommissioning activities at PGE’s closed Trojan Nuclear Plant, with no impact on current customer prices. As a result of the reduction in the allowed recovery amount, the Company will record a pre-tax write-off of approximately $18 million in the fourth quarter of 2009.

PGE will further discuss this matter, including its impact on 2009 earnings, at the Company’s scheduled Earnings Call on February 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date: February 15, 2010	By:	/s/ JAMES J. PIRO
James J. Piro
Chief Executive Officer and President

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